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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2
                               (AMENDMENT NO. 2)

                         A.C. Moore Arts & Crafts, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   00086T10A
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                                 (CUSIP Number)


                                    7/31/06
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [X]   Rule 13d-1(b)
      [ ]   Rule 13d-1(c)
      [ ]   Rule 13d-1(d)

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*   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages
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CUSIP No.   00086T10A                 13G                     PAGE 2 OF 4 PAGES
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1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Massachusetts Financial Services Company ("MFS")
      I.R.S. Identification No.:  04-2747644
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [ ]            (b) [ ]       Not Applicable
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                    5     SOLE VOTING POWER

                          1,046,860 ordinary shares**
NUMBER OF           -----------------------------------------------------------
SHARES              6     SHARED VOTING POWER
BENEFICIALLY
OWNED BY                  None
EACH                -----------------------------------------------------------
REPORTING           7     SOLE DISPOSITIVE POWER
PERSON WITH
                          1,046,860 ordinary shares**
                    -----------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          None
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,046,860 ordinary shares**, of which shares are also beneficially owned by certain other non-reporting entities as well as MFS.
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      Not applicable
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.3%
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12    TYPE OF REPORTING PERSON

      IA
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**  MFS has sole voting and dispositive power over American Depositary Receipts representing an aggregate of 2,752,394 ordinary shares, one New Israeli Shekel par value per share.
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SCHEDULE 13G                                                  PAGE 3 OF 4 PAGES

ITEM 1:

      (a)   NAME OF ISSUER:

            SEE COVER PAGE

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            130 A.C. Moore Drive
            Berlin, NJ 08009

ITEM 2:

      (a)   NAME OF PERSON FILING:

            See item 1 on page 2

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
            RESIDENCE:

            500 Boylston Street
            Boston, MA 02116

      (c)   CITIZENSHIP:

            See Item 4 on page 2

      (d)   TITLE OF CLASS OF SECURITIES:

            See Cover Page

      (e)   CUSIP NUMBER:

            See Cover Page

ITEM 3: The person filing is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

ITEM 4:  OWNERSHIP.


      (a)   AMOUNT BENEFICIALLY OWNED:

            See Item 9 on page 2

      (b)   PERCENT OF CLASS:

            See Item 11 on page 2

      (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS (SOLE AND SHARED):

            See Items 5-8 on page 2
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SCHEDULE 13G                                                  PAGE 4 OF 4 PAGES

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: [ ]

         Not applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10. CERTIFICATIONS:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: August 10, 2006

Massachusetts Financial Services Company

By:  /s/ JEREMY KREAM
     Jeremy Kream
     Vice President and Assistant Secretary